As filed with the Securities and Exchange Commission on October 26, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREATBATCH, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1531026
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2591 Dallas Parkway, Suite 101, Frisco, Texas 75034

(Address of Principal Executive Offices, including zip code)

GREATBATCH, INC. 401(k) RETIREMENT PLAN

(Full title of the plan)

Michael Dinkins

Senior Vice President and Chief Financial Officer

Greatbatch, Inc.

2591 Dallas Parkway, Suite 101

Frisco, Texas 75034

(214) 618-5242

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
common stock, $0.001 par value	1,500,000	$22.32	$33,480,000	$4,566.67

(1)	This Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the employee benefit plan named above to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1); calculated based on the average of the high and low prices for Greatbatch’s common stock on October 23, 2012, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to plan participants as specified by Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement:

(a) Greatbatch’s Annual Report on Form 10-K for the year ended December 30, 2011, filed with the Commission on February 28, 2012;

(b) Greatbatch’s Quarterly Reports on Form 10-Q for the quarter ended March 30, 2012, filed with the Commission on May 8, 2012, and for the quarter ended June 29, 2012, filed with the Commission on August 7, 2012;

(c) All other reports filed by Greatbatch pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above, including Greatbatch’s Current Reports on Form 8-K filed with the Commission on March 8, 2012, April 26, 2012, May 22, 2012, July 2, 2012, and July 25, 2012; and

(d) The description of Greatbatch’s common stock contained in the Registration Statement on Form 8-A, dated September 25, 2000 filed under Section 12(b) of the Exchange Act (incorporating therein by reference the Registration Statement on Form S-1, dated May 22, 2000 filed under the Securities Act of 1933, as amended) including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Greatbatch pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Hodgson Russ LLP will advise Greatbatch regarding certain legal matters in connection with the issuance of shares of the common stock registered under this Registration Statement. Attorneys at Hodgson Russ own approximately 4,750 shares of Greatbatch’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Greatbatch’s Amended and Restated Certificate of Incorporation contains a provision which, in substance, eliminates directors’ personal liability in the same manner as set forth above.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Greatbatch’s Amended and Restated Certificate of Incorporation contains a provision which, in substance, provides for indemnification as set forth above.

Greatbatch’s Amended and Restated Certificate of Incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Greatbatch.

The Bylaws of Greatbatch provide for indemnification of officers and directors, including indemnification for expenses, to the fullest extent permitted by applicable law.

The Company has entered into indemnification agreements with each director of the Company, officer of the Company or director, officer, employee, member, trustee or agent of any other entity to the extent that such person is serving in such capacity at the request of the Company. The indemnification agreements provide that the Company shall, subject to certain exceptions, indemnify and pay, advance or reimburse the costs of defense of such person who is made party to a proceeding by reason of their indemnified capacities. Each indemnified party agrees to repay any payment, advance or reimbursement of expenses made by the Company to such person if it is determined, following the final disposition of the claim, that the person is not entitled to indemnification by the Company with respect to a claim for which indemnification was obtained.

Greatbatch also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in such capacities on behalf of Greatbatch.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9.	Undertakings.

(a) Greatbatch hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Greatbatch pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Greatbatch hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Greatbatch’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Greatbatch pursuant to the foregoing provisions, or otherwise, Greatbatch has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Greatbatch of expenses incurred or paid by a director, officer or controlling person of Greatbatch in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Greatbatch will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Greatbatch certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frisco, Texas on October 16, 2012.

GREATBATCH, INC.

By:	/s/ Michael Dinkins
Michael Dinkins,
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Thomas J. Hook, Michael Dinkins and Thomas J. Mazza, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement covering securities issued or issuable under or in connection with the Greatbatch, Inc. 401(k) Retirement Plan (as now or hereafter amended), to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his or her substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes and he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas J. Hook	President and Chief Executive Officer	October 16, 2012
Thomas J. Hook	(Principal Executive Officer) and Director

/s/ Michael Dinkins	Senior Vice President and Chief Financial Officer	October 16, 2012
Michael Dinkins	(Principal Financial Officer)

/s/ Thomas J. Mazza	Vice President and Corporate Controller	October 16, 2012
Thomas J. Mazza	(Principal Accounting Officer)

/s/ Bill R. Sanford	Chairman	October 16, 2012
Bill R. Sanford

/s/ Pamela G. Bailey	Director	October 16, 2012
Pamela G. Bailey

/s/ Anthony P. Bihl III	Director	October 16, 2012
Anthony P. Bihl III

/s/ Kevin C. Melia	Director	October 16, 2012
Kevin C. Melia

/s/ Dr. Joseph A. Miller, Jr.	Director	October 16, 2012
Dr. Joseph A. Miller, Jr.

/s/ Peter H. Soderberg	Director	October 16, 2012
Peter H. Soderberg

/s/ William B. Summers, Jr	Director	October 16, 2012
William B. Summers, Jr.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Hodgson Russ LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Hodgson Russ LLP (included in exhibit 5.1).

24.1	Power of Attorney (included on signature page).